Exhibit 4.1

CDK Global, Inc.,
Issuer,

and

U.S. Bank Trust Company, National Association,
Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 3, 2022

4.500% Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 3, 2022, between CDK Global, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of October 14, 2014 (the “Indenture”), between the Company and the Trustee, pursuant to which the Company’s 4.500% Senior Notes due 2024 (the “Notes”) were issued;

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated April 7, 2022, by and among the Company, Central Parent LLC and Central Merger Sub Inc. (“Merger Sub”), as amended from time to time (the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) pursuant to the Offer to Purchase and Consent Solicitation Statement dated April 20, 2022, as amended or supplemented from time to time (the “Statement”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer for the Notes);

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this First Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (ii) the Officer’s Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1      Amendments.

(a)            Subject to Section 2.1 hereof, on the Operative Date (as defined herein) the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05 and 4.06 and Article 5 of the Indenture. Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article, and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

(b)            Subject to Section 2.1 hereof, on the Operative Date Section 4.02 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 4.02. Rule 144A Information.

The Company shall comply with the provisions of TIA § 314(a).

(c)            Subject to Section 2.1 hereof, on the Operative Date Section 6.01 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 6.01. Events of Default.

An “Event of Default” occurs if:

(1)	the Company defaults in any payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days; or

(2)	the Company defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise.”

(d)            Subject to Section 2.1 hereof, on the Operative Date Section 8.01(a) of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“(a) When (1) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.07) for cancellation or (2) all outstanding Securities have become due and payable, or will become due and payable within one year, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Securities, including interest thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01(b), cease to be of further effect; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Company as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.”

(e)            Subject to Section 2.1 hereof, on the Operative Date Section 8.02(1) of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“(1)	the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Securities to maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Company as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;”

Section 1.2      Amendments to Definitions and Section References.

(a)            Subject to Section 2.1 hereof, on the Operative Date the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references have been eliminated as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

(b)            Subject to Section 2.1 hereof, on the Operative Date the Indenture is hereby amended by deleting therefrom any references to sections or articles of the Indenture which have been deleted as a result of the amendments to the Indenture pursuant to Section 1.1 hereof.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1      Effect of First Supplemental Indenture.

This First Supplemental Indenture shall become a binding agreement between the parties hereto and effective when executed by the parties hereto. Notwithstanding the foregoing sentence, if and when Notes are accepted for purchase by the Company pursuant to the Tender Offer, the amendments to the Indenture set forth herein shall become operative only at the time and date (the “Operative Date”) at which (i) the merger of Merger Sub with and into the Company has been consummated in accordance with the Merger Agreement and (ii) the Notes representing the delivery of consents pursuant to, and subject to the terms and conditions set forth in, the Statement by registered holders of the outstanding Notes of at least a majority of the outstanding aggregate principal amount of the Notes that are validly tendered (and not validly withdrawn at or prior to 5:00 p.m., New York City time, on May 3, 2022, unless extended pursuant to, and subject to the terms and conditions set forth in, the Statement) are accepted for purchase by the Company pursuant to, and subject to the terms and conditions set forth in, the Statement. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Operative Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture.

Section 2.2      Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

Section 2.3      No Representations by Trustee.

The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.

Section 2.4      Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written.

CDK GLOBAL, INC., as Issuer

By:	/s/ Lee Brunz
	Name:	Lee Brunz
	Title:	Executive Vice President, General Counsel and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Andrea Harris
Authorized Signatory

[Signature Page to 2024 Notes Supplemental Indenture]